Exhibit 34.6

KPMG LLP Aon Center Suite 5500 200 East Randolph Drive Chicago, IL 60601-6436

Report of Independent Registered Public Accounting Firm

The Board of Directors

The Corporate Trust Services division of Wells Fargo Bank, National Association:

We have examined the management’s assessment, included in the accompanying Assessment of Compliance with the Applicable Servicing Criteria, that the Corporate Trust Services division of Wells Fargo Bank, National Association (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for residential mortgage-backed securities (“RMBS”) transactions backed by pools of residential mortgage loans and/or backed by RMBS, for which the Company provides master servicing services and where the RMBS transactions were either (a) publicly-issued pursuant to a registration statement under the Securities Act of 1933, or (b) privately-issued pursuant to an exemption from registration where the Company has an obligation under the transaction agreements to deliver an assessment of compliance with the applicable servicing criteria under Item 1122(d) of Regulation AB; provided however that, the platform excludes any transactions where the offered securities were issued, sponsored and/or guaranteed by any agency or instrumentality of the U.S. government or any government sponsored entity, other than certain securitizations of residential mortgage loan transactions issued, sponsored and/or guaranteed by the Federal Deposit Insurance Company (the “RMBS Master Servicing Platform”), to the extent required in the related transaction agreements, in regards to the activities performed by the Company, except for the following servicing criteria: 1122(d)(3)(i)(C), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xv), which management has determined are not applicable to the activities the Company performed with respect to the RMBS Master Servicing Platform as of and for the twelve months ended December 31, 2013; provided however that, with respect to the RMBS Master Servicing Platform, servicing criteria 1122(d)(3)(i)(A),(B) and (D) are applicable only as they relate to the Company’s responsibility to aggregate and provide loan level data to the bond administrator in accordance with the timeframes outlined in the transaction agreements; and provided further that, with respect to the RMBS Master Servicing Platform, servicing criterion 1122(d)(3)(ii) is applicable only as it relates to the timeframes of remittances to various deal parties, as required by the transaction agreements (the “Applicable Servicing Criteria”). Appendix A to the Assessment of Compliance with the Applicable Servicing Criteria identifies the individual transactions and securities defined by management as constituting the RMBS Master Servicing Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the RMBS Master Servicing Platform, testing selected servicing activities related to the RMBS Master Servicing Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International

Cooperative (“KPMG International”), a Swiss entity.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2013 is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois

February 26, 2014